Exhibit 10.19

EXECUTION VERSION

AMENDED AND RESTATED

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

GOODMAN NETWORKS INCORPORATED

(BORROWER)

June 23, 2011

TABLE OF CONTENTS

I.	DEFINITIONS		1
	1.1.	Accounting Terms	1
	1.2.	General Terms	2
	1.3.	Uniform Commercial Code Terms	30
	1.4.	Certain Matters of Construction	30
II.	ADVANCES, PAYMENTS		31
	2.1.	Revolving Advances	31
	2.2.	Procedure for Revolving Advances Borrowing	33
	2.3.	Disbursement of Advance Proceeds	35
	2.4.	Maximum Advances	35
	2.5.	Repayment of Advances	35
	2.6.	Repayment of Excess Advances	36
	2.7.	Statement of Account	36
	2.8.	Letters of Credit	36
	2.9.	Issuance of Letters of Credit	37
	2.10.	Requirements For Issuance of Letters of Credit	37
	2.11.	Disbursements, Reimbursement	38
	2.12.	Repayment of Participation Advances	39
	2.13.	Documentation	40
	2.14.	Determination to Honor Drawing Request	40
	2.15.	Nature of Participation and Reimbursement Obligations	40
	2.16.	Indemnity	41
	2.17.	Liability for Acts and Omissions	42
	2.18.	Additional Payments	44
	2.19.	Manner of Borrowing and Payment	44
	2.20.	Mandatory Prepayments	46
	2.21.	Use of Proceeds	46
	2.22.	Defaulting Lender	46
	2.23.	Swing Loans	47
	2.24.	Reduction of Commitments	49

III.	INTEREST AND FEES		49
	3.1.	Interest	49
	3.2.	Letter of Credit Fees	50
	3.3.	Collateral Monitoring and Facility Fees	51
	3.4.	Computation of Interest and Fees	51
	3.5.	Maximum Charges	51
	3.6.	Increased Costs	51
	3.7.	Basis For Determining Interest Rate Inadequate or Unfair	52
	3.8.	Capital Adequacy	53
	3.9.	Gross Up for Taxes	54
	3.10.	Withholding Tax Exemption	54

IV.	COLLATERAL: GENERAL TERMS		55
	4.1.	Security Interest in the Collateral	55

i

	4.2.	Perfection of Security Interest	55
	4.3.	Disposition of Collateral	56
	4.4.	Preservation of Collateral	56
	4.5.	Ownership of Collateral	56
	4.6.	Defense of Agent’s and Lenders’ Interests	57
	4.7.	Books and Records	58
	4.8.	Financial Disclosure	58
	4.9.	Compliance with Laws	59
	4.10.	Inspection of Premises	59
	4.11.	Insurance	59
	4.12.	Failure to Pay Insurance	60
	4.13.	Payment of Taxes	60
	4.14.	Payment of Leasehold Obligations	61
	4.15.	Receivables	61
	4.16.	Inventory	64
	4.17.	Maintenance of Equipment	64
	4.18.	Exculpation of Liability	64
	4.19.	Environmental Matters	65
	4.20.	Financing Statements	67

V.	REPRESENTATIONS AND WARRANTIES		67
	5.1.	Authority	67
	5.2.	Formation and Qualification	68
	5.3.	Survival of Representations and Warranties	68
	5.4.	Tax Returns	68
	5.5.	Entity Name	68
	5.6.	O.S.H.A. and Environmental Compliance	68
	5.7.	Solvency; No Litigation, Violation, Indebtedness or Default	69
	5.8.	Patents, Trademarks, Copyrights and Licenses	70
	5.9.	Licenses and Permits	71
	5.10.	Default of Indebtedness	71
	5.11.	No Default	71
	5.12.	No Burdensome Restrictions	71
	5.13.	No Labor Disputes	71
	5.14.	Margin Regulations	72
	5.15.	Investment Company Act	72
	5.16.	Disclosure	72
	5.17.	Delivery of Senior Note Documentation	72
	5.18.	Swaps	72
	5.19.	Conflicting Agreements	72
	5.20.	Application of Certain Laws and Regulations	73
	5.21.	Business and Property of Borrower	73
	5.22.	Section 20 Subsidiaries	73
	5.23.	Anti-Terrorism Laws	73
	5.24.	Trading with the Enemy	74
	5.25.	Federal Securities Laws	74
	5.26.	Material Contracts	74

VI.	AFFIRMATIVE COVENANTS		74
	6.1.	Payment of Fees	75
	6.2.	Conduct of Business and Maintenance of Existence and Assets	75
	6.3.	Violations	75
	6.4.	Government Receivables	75
	6.5.	Financial Covenants	75
	6.6.	Execution of Supplemental Instruments	76
	6.7.	Payment of Indebtedness	77
	6.8.	Standards of Financial Statements	77
	6.9.	Federal Securities Laws	77

VII.	NEGATIVE COVENANTS		77
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	77
	7.2.	Creation of Liens	78
	7.3.	Guarantees	78
	7.4.	Investments	78
	7.5.	Loans	78
	7.6.	Capital Expenditures	79
	7.7.	Dividends	79
	7.8.	Indebtedness	79
	7.9.	Nature of Business	79
	7.10.	Transactions with Affiliates	80
	7.11.	Leases	80
	7.12.	Subsidiaries	80
	7.13.	Fiscal Year and Accounting Changes	80
	7.14.	Pledge of Credit	80
	7.15.	Amendment of Articles of Incorporation, By-Laws	80
	7.16.	Compliance with ERISA	81
	7.17.	Prepayment of Indebtedness	81
	7.18.	Anti-Terrorism Laws	81
	7.19.	Membership/Partnership Interests	82
	7.20.	Trading with the Enemy Act	82
	7.21.	Amendment of Material Contracts	82
	7.22.	Lease Agreements	82
	7.23.	Other Agreements	82

VIII.	CONDITIONS PRECEDENT		83
	8.1.	Conditions to Initial Advances	83
	8.2.	Conditions to Each Advance	85

IX.	INFORMATION AS TO BORROWER		86
	9.1.	Disclosure of Material Matters	86
	9.2.	Schedules	86
	9.3.	Environmental Reports	87
	9.4.	Litigation	87
	9.5.	Material Occurrences	87
	9.6.	Government Receivables	88
	9.7.	Annual Financial Statements	88

	9.8.	Quarterly Financial Statements	88
	9.9.	Monthly Financial Statements	88
	9.10.	Other Reports	88
	9.11.	Additional Information	89
	9.12.	Projected Operating Budget	89
	9.13.	Variances From Operating Budget	89
	9.14.	Notice of Suits, Adverse Events	89
	9.15.	ERISA Notices and Requests	89
	9.16.	Additional Documents	90

X.	EVENTS OF DEFAULT		90
	10.1.	Nonpayment	90
	10.2.	Breach of Representation	90
	10.3.	Financial Information	91
	10.4.	Judicial Actions	91
	10.5.	Noncompliance	91
	10.6.	Judgments	91
	10.7.	Bankruptcy	91
	10.8.	Inability to Pay	92
	10.9.	Affiliate Bankruptcy	92
	10.10.	Material Adverse Effect	92
	10.11.	Lien Priority	92
	10.12.	Senior Note Document or Intercreditor Agreement Default	92
	10.13.	Cross Default on Account of Indebtedness	92
	10.14.	Change of Control	92
	10.15.	Invalidity	93
	10.16.	Licenses	93
	10.17.	Seizures	93
	10.18.	Operations	93
	10.19.	Pension Plans	94
	10.20.	Material Contracts and other Material Agreements	94

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		94
	11.1.	Rights and Remedies	94
	11.2.	Agent’s Discretion	96
	11.3.	Setoff	96
	11.4.	Rights and Remedies not Exclusive	96
	11.5.	Allocation of Payments After Event of Default	96

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		97
	12.1.	Waiver of Notice	97
	12.2.	Delay	97
	12.3.	Jury Waiver	97

XIII.	EFFECTIVE DATE AND TERMINATION		98
	13.1.	Term	98
	13.2.	Termination	98

XIV.	REGARDING AGENT		99
	14.1.	Appointment	99
	14.2.	Nature of Duties	99
	14.3.	Lack of Reliance on Agent and Resignation	100
	14.4.	Certain Rights of Agent	100
	14.5.	Reliance	101
	14.6.	Notice of Default	101
	14.7.	Indemnification	101
	14.8.	Agent in its Individual Capacity	101
	14.9.	Delivery of Documents	102
	14.10.	Borrower’s Undertaking to Agent	102
	14.11.	No Reliance on Agent’s Customer Identification Program	102
	14.12.	Other Agreements	102

XV.	MISCELLANEOUS		103
	15.1.	Governing Law	103
	15.2.	Entire Understanding	103
	15.3.	Successors and Assigns; Participations; New Lenders	105
	15.4.	Application of Payments	108
	15.5.	Indemnity	108
	15.6.	Notice	108
	15.7.	Survival	111
	15.8.	Severability	111
	15.9.	Expenses	111
	15.10.	Injunctive Relief	112
	15.11.	Consequential Damages	112
	15.12.	Captions	112
	15.13.	Counterparts; Facsimile Signatures	112
	15.14.	Construction	112
	15.15.	Confidentiality; Sharing Information	112
	15.16.	Publicity	113
	15.17.	Certifications From Banks and Participants; USA PATRIOT Act	113
	15.18.	Amendment and Restatement	114
	15.19.	Intercreditor Agreement	114

v

List of Exhibits and Schedules

EXHIBITS

EXHIBIT 1.2	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT 1.3	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT 2.1(A)	FORM OF REVOLVING CREDIT NOTE
EXHIBIT 2.23(D)	FORM OF SWING NOTE
EXHIBIT 15.3	COMMITMENT TRANSFER SUPPLEMENT

SCHEDULES

SCHEDULE I	SUBORDINATED NOTES TO BE REPAID ON THE CLOSING DATE
SCHEDULE II	SHAREHOLDERS AND EQUITY INTERESTS BEING REPURCHASED
SCHEDULE 1.2	PERMITTED ENCUMBRANCES
SCHEDULE 1.3	BILL AND HOLD LETTER
SCHEDULE 4.5	EQUIPMENT AND INVENTORY LOCATIONS
SCHEDULE 4.10	REAL PROPERTY AND LEASEHOLD INTERESTS
SCHEDULE 4.15(H)	DEPOSIT AND INVESTMENT ACCOUNTS
SCHEDULE 5.1	CONSENTS
SCHEDULE 5.2	STATES OF QUALIFICATION AND GOOD STANDING
SCHEDULE 5.4	FEDERAL TAX IDENTIFICATION NUMBER
SCHEDULE 5.6	PRIOR NAMES
SCHEDULE 5.8(B)	LITIGATION
SCHEDULE 5.8(D)	PLANS
SCHEDULE 5.9	INTELLECTUAL PROPERTY
SCHEDULE 5.10	LICENSES AND PERMITS
SCHEDULE 5.14	LABOR DISPUTES
SCHEDULE 7.10	TRANSACTIONS WITH AFFILIATES

AMENDED AND RESTATED

REVOLVING CREDIT

AND

SECURITY AGREEMENT

This Amended and Restated Revolving Credit and Security Agreement dated as of June 23, 2011 (as it may be amended or modified from time to time, this “Agreement”) is entered into by and among GOODMAN NETWORKS INCORPORATED, a corporation organized under the laws of the State of Texas (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, together with its successors and assigns in such capacity, the “Agent”).

RECITALS

WHEREAS, on June 24, 2009 (the “Original Closing Date”), Borrower, the Lenders, and Agent entered into that certain Revolving Credit and Security Agreement (as amended prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, on Closing Date, the Borrower has requested Agent and Lenders amend and restate the Original Credit Agreement, as set forth herein to, among other things, permit Borrower to (a) enter into the Senior Note Documents, (b) enter into, deliver and perform its obligations under all documents necessary or advisable in connection with the Senior Note Documents (including, without limitation, granting any Liens on the Borrower’s assets so long as subject to the Intercreditor Agreement (as hereinafter defined)), (c) use the proceeds of the Senior Notes to, among other things, (i) prepay each of the subordinated notes set forth on Schedule I in full, and (ii) repurchase the Equity Interests set forth on Schedule II from the specified shareholders at such price and pursuant to such terms as may be agreed to by Borrower and such shareholders (the transactions described in the foregoing clauses (a), (b), and (c), collectively, the “Transactions”), (d) pay fees and expenses associated with the Transactions, and (e) to provide for the ongoing working capital requirements of the Borrower, including Capital Expenditures;

WHEREAS, pursuant to the terms and conditions set forth herein, Agent and Lenders agree to Amend and Restate the Original Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms.

As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2010. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Other Document, and either Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.2. General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, as well as the Swing Loans.

“Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Alcatel” shall mean Alcatel-Lucent USA Inc. and its successors and assigns.

“Alcatel Contract” shall mean that certain Subcontract Agreement, dated as of September 30, 2001, between Borrower and Alcatel, as the same may have been and may further be supplemented, modified, amended and extended from time to time in accordance with the provisions of this Agreement.

“Alcatel Master Services Agreement” shall mean that certain Master Services Agreement, Number 7062355, by and between Borrower and Alcatel, dated October 23, 2009, as the same may be supplemented, modified, amended and extended from to time in accordance with the provisions of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%. For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage. For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” for Advances shall mean, as of the Closing Date, the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
1.75%	2.75%

The Applicable Margin with respect to each type of Advance will be adjusted (up or down) prospectively on a quarterly basis as determined by Borrower’s consolidated financial performance, commencing with the first day of the first calendar month that occurs after receipt by Agent of the Borrower’s quarterly financial statements for the fiscal quarter ending December 31, 2011 required under Section 9.8 and the related Compliance Certificate, and thereafter upon receipt of the quarterly financial statements of Borrower required under Section 9.8 for the previous fiscal quarter and the related Compliance Certificates (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted on a prospective basis, for each calendar month commencing after the date of the delivery to Agent of the quarterly financial statements of Borrower evidencing the need for adjustment, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the EBITDA for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

	TRAILING TWELVE MONTH EBITDA	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Level I	Less than or equal to $50,000,000	2.00%	3.00%
Level II	Greater than $50,000,000 but less than or equal to $80,000,000	1.75%	2.75%
Level III	Greater than $80,000,000	1.50%	2.50%

If the Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such sections, then each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the EBITDA reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrower or for any other reason, the Agent determines that (a) the EBITDA as previously calculated as of any applicable date was inaccurate and (b) a proper calculation of the EBITDA would have resulted in different pricing for any period, then (i) if the proper calculation of the EBITDA would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be delegated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and (ii) if the proper calculation of the EBITDA would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest or fees to the Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the EBITDA would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“AT&T” shall mean AT&T Mobility LLC and its successors and assigns.

“AT&T Contract” shall mean, collectively, (i) that certain Master Supplier Agreement No. GOOD-CON-090302-01, dated as of September 3, 2002, between Borrower and AT&T (as successor in interest to Cingular Wireless LLC); and (ii) that certain Supplement for AT&T Mobility’s Turf Program for New Site Build and Site Modifications Services, dated August 31, 2008, between Borrower and AT&T, as the same may be supplemented, modified, amended and extended from to time in accordance with the provisions of this Agreement.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bill and Hold Letter” shall mean, with respect to AT&T only, the bill and hold letter to be set forth on Schedule 1.3 attached hereto.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.7.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Executive Officer, Controller, Chief Financial Officer or Controller of Borrower and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent (i) the Formula Amount and calculation thereof, (ii) Borrower’s Undrawn Availability, (iii) the jobs or service engagements subject to or supported by performance bonds or other surety arrangements (if any) and the amount of each such performance bond or other surety arrangements, and (iv) as of the date of such certificate, the aggregate value of all cash collections received directly by or on account of Borrower or received into the Blocked Accounts or the Depository Accounts, in each case, from all of Borrower’s Receivables for the sixty (60) day period before the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, then such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean the occurrence of any of the following: (1) the director indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Principal or a Related Party of a Principal; (2) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; (4) the Borrower consolidates with, or merges with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or (5) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean June 23, 2011 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock of Subsidiaries other than (i) Immaterial Subsidiaries, and (ii) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 66% of the voting power of all classes of capital stock of such Controlled Foreign Corporations entitled to vote, provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation, other than the capital stock of any Subsidiary of the Borrower that is in existence on the Closing Date that was formed under the laws of a jurisdiction other than the United States or any state of the United States or the District of Columbia;

(g) the Leasehold Interests;

(h) all of Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

(i) all of Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest (excluding (i) any commercial “off-the-shelf” software available to businesses at a market price, and (ii) any software licenses granted to Borrower by either Oracle USA, Inc. or Siterra), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), or (h) of this Paragraph; and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), or (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding anything to the contrary contained herein, the term “Collateral” shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an account (as defined in the UCC) or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any account (as defined in the UCC) or right to the payment of money, or goods which are the subject of any account (as defined in the UCC) or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from the term “Collateral.”

“Collateral Trust Agreement” shall that certain Collateral Trust Agreement dated as of the date hereof among the Borrower, the Collateral Trustee, the Indenture Trustee, and the other parties from time to time party thereto, as may be amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement.

“Collateral Trustee” shall mean U.S. Bank, National Association, in its capacity as trustee under the Collateral Trust Agreement, and shall include its successors and assigns.

“Commitment Amount” of any Lender shall mean the commitment amount set forth below such Lender’s name on the signature page hereof, as the same may be adjusted as set forth in Section 2.24 or upon any assignment by a Lender pursuant to Section 15.3(c) or Section 15.3(d) hereof.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof, as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or Section 15.3(d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances (other than Swing Loans) under this Agreement.

“Compliance Certificate” shall mean a compliance certificate in substantially the form of Exhibit 1.3 to be signed by the Chief Financial Officer, Controller, President or Chief Executive Officer of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.5, 7.6, and 7.11.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a material conflict or material breach under any material agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(a) was a member of such Board of Directors on the date of this Agreement; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contract Rate” shall mean the Revolving Interest Rate.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.10(b) hereof.

“Default” shall mean an event, circumstance, or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.22(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 15.2(b) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.11(b) hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrower for such period (excluding (x) extraordinary gains, (y) extraordinary non-cash losses and (z) other items from time to time consented to in writing by Agent), plus (ii) all interest expense of Borrower for such period, plus (iii) all charges against income of Borrower for such period for federal, state and local taxes, plus (iv) non-cash expenses related to Borrower’s employee equity compensation arrangements.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period.

“Eligible Guaranteed Revenue Invoice” shall mean each Guaranteed Revenue Invoice of Borrower arising in the ordinary course of Borrower’s business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Guaranteed Revenue Invoice Receivable,

based on such considerations as Agent may from time to time deem appropriate. A Guaranteed Revenue Invoice shall not be deemed eligible unless such Guaranteed Revenue Invoice is subject to Agent’s first priority perfected security interest and no other Lien (other than any Permitted Encumbrances described in clause (e) and/or clause (k) of such definition), and is evidenced by documentary evidence satisfactory to Agent. In addition, no Guaranteed Revenue Invoice shall be an Eligible Guaranteed Revenue Invoice if:

(i) it is due or unpaid more than sixty (60) days after the original due date or more than one-hundred (120) days after the original invoice date;

(ii) any covenant, representation or warranty contained in this Agreement with respect to such Guaranteed Revenue Invoice has been breached;

(iii) Alcatel shall (a) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

(iv) Agent believes, in its Permitted Discretion, that collection of such amounts owing pursuant to such Guaranteed Revenue Invoice are insecure or that such amounts may not be paid by reason of Alcatel’s financial inability to pay;

(v) Borrower has ceased, suspended or otherwise failed to provide performance required under the purchase order or work request giving rise to such Guaranteed Revenue Invoice or Borrower has threatened to cease, suspend or otherwise fail to provide performance under the purchase order or work request giving rise such Guaranteed Revenue Invoice;

(vi) Alcatel has asserted or exercised any of its rights of offset or any other defense to payment available pursuant to the Alcatel Master Services Agreement or otherwise, to the extent of such offset;

(vii) Borrower has made any agreement with Alcatel for any deduction, discount or allowance therefrom with respect to any amounts owing pursuant to such Guaranteed Revenue Invoice;

(viii) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed; or

(ix) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion in a reasonable manner.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on an average cost basis, which is not, in Agent’s opinion, obsolete, slow moving, or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (vii) or is situated at a location not owned by Borrower unless (A) the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or (B) Agent has instituted a rent reserve in an amount determined by Agent in its Permitted Discretion; provided, however, that for purposes of clause (ii) above, “in transit” shall not be deemed to include any situation or circumstance where (i) Borrower retains title to such Inventory, (ii) Borrower maintains possession of such Inventory and (iii) such Inventory is located on a vehicle operated by Borrower. To the extent that a Receivable is not deemed to be an “Eligible Receivable” by operation of subsections (g) or (j) of the definition of “Eligible Receivable”, the Inventory covered by such Receivable shall be deemed “Eligible Inventory” for the purposes of this Agreement provided (x) such Inventory has been sold pursuant to a bill-and-hold sale, (y) such Inventory remains in the possession of Borrower pending future delivery to the applicable Customer pursuant to an agreement with such Customer which is satisfactory to Agent in its Permitted Discretion and (z) such Inventory would otherwise qualify as Eligible Inventory.

“Eligible Receivables” shall mean and include with respect to Borrower, each Receivable (other than any Receivable arising in connection with any Guaranteed Revenue Invoice) of Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by Borrower to an Affiliate of Borrower (other than Alcatel) or to a Person controlled by an Affiliate of Borrower;

(b) it is due or unpaid more than sixty (60) days after the original due date or more than ninety (90) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper, except with respect to a bill-and-hold sale where AT&T has executed a Bill and Hold Letter;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) Receivables owed by the United States of America, any state or any department, agency or instrumentality of any of them, to the extent the aggregate balance of Eligible Receivables owed by such Customer exceed $1,500,000, unless Borrower assigns its right to payment of such Receivables to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable or the subject of such sale have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable or sale otherwise does not represent a final sale, except with respect to a Bill-and-Hold sale where AT&T has executed a Bill-and-Hold Letter;

(k) Receivables from any Customers other than AT&T and Alcatel, to the extent the Receivables of such Customer exceed a credit limit determined by Agent, in its Permitted Discretion but only to the extent of any such excess;

(l) the Receivable is subject to any offset (including as a result of liquidated damages), deduction, defense, dispute, or counterclaim but only to the extent of any such offset, deduction, defense, dispute, or counterclaim; (ii) the obligor under the Receivable has asserted or exercised any rights of offset or other defense to payment under the applicable contract but only to the extent of such offset or other defense; or (iii) the Receivable is contingent in any respect or for any reason; provided, however, that any Receivable owing or owed by AT&T pursuant to the AT&T Contract shall not be deemed ineligible solely due to the right of offset or any other defense to payment available to AT&T pursuant to the AT&T Contract but instead shall become ineligible pursuant to this subsection (l) upon the assertion by AT&T or exercise of its rights of offset or any other defense to payment available pursuant to the AT&T Contract or otherwise to the extent of such offset;

(m) Borrower has made any agreement with any Customer for any deduction therefrom, except for (i) discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or (ii) discounts or allowances granted to AT&T pursuant to the AT&T Contract;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion in a reasonable manner.

“Eligible Receivables Advance Rate” shall have the meaning set in Section 2.1(a)(y)(i) hereof.

“Eligible Unbilled Receivables” shall mean and include with respect to Borrower, each Receivable (other than any Receivable arising in connection with any Guaranteed Revenue Invoice) of Borrower arising in the ordinary course of Borrower’s business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Unbilled Receivable, based on such considerations as Agent may from time to time deem appropriate, provided, that any such Receivable shall cease to be an Eligible Unbilled Receivable on the date which it becomes evidenced by an invoice or similar document. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Unbilled Receivable if:

(a) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables or Eligible Unbilled Receivables hereunder. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(b) Receivables from any Customers other than AT&T and Alcatel, to the extent the Eligible Unbilled Receivables of such Customer exceed a credit limit determined by Agent, in its Permitted Discretion but only to the extent of any such excess;

(c) such Receivable has not been invoiced and billed to the Customer within ninety (90) days, as and when contemplated in accordance with such Borrower’s written agreement with the Customer; and

(d) any representation, circumstance, or requirement set forth in subsections (a), (d), (e), (f), (g), (h), (i), (l), (m), (n), (o) or (q) in the definition of Eligible Receivables is not true or otherwise satisfied with respect to applicable Receivable.

“Eligible Unbilled Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of or issued by such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), but excluding from the foregoing any debt securities convertible into Equity Interests whether or not such debt securities include any right of participation with Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Letters of Credit” means all Letters of Credit issued for the account of the Borrower which are outstanding as of the Closing Date under the Original Credit Agreement.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, then the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, then the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

“First Priority Collateral shall mean the “ABL Collateral” as such term is defined in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA plus fees, costs and expenses that are directly incurred or required to be reimbursed in connection with the Transactions minus Unfinanced Capital Expenditures made during such period but only to the extent made after the occurrence of the most recent Triggering Event; to (b) all Senior Debt Payments made during such period plus cash taxes paid during such period plus all cash dividends paid during such period, but only to the extent paid after the occurrence of the most recent Triggering Event.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating Lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Goodman Investors” shall mean James E. Goodman, Jason Goodman, Joseph Goodman, John A. Goodman and Jonathan Goodman.

“Governmental Acts” shall have the meaning set forth in Section 2.16.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory, or administrative functions of or pertaining to a government.

“Guaranteed Revenue Invoice” shall mean any invoice submitted to Alcatel pursuant to and in accordance with the Alcatel Master Services Agreement, for Should Take Hours Per Quarter to be performed by Borrower at a Committed Resource Price (as such terms are defined in the Alcatel Master Services Agreement), the terms and conditions of which invoice shall be acceptable to Agent in its Permitted Discretion.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any Security Agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent. For the avoidance of doubt, no Guaranty Security Agreements are being delivered (or are required to be delivered) as of the Closing Date.

“Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge.”

“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Borrower.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indenture Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as trustee under the Senior Notes Indenture, and shall include its successors and assigns.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing (excluding (i) any commercial “off-the-shelf” software license such as certain “shrink-wrap” licenses and any other licenses which are nonexclusive, terminable and available to businesses at a market price, and (ii) any software licenses granted to Borrower by either Oracle USA, Inc. or Siterra).

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, dated as of the date hereof, by and among Borrower, Agent, the Collateral Trustee and the other parties from time to time party thereto.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Leasehold Interests” shall mean all of Borrower’s right, title, and interest in and to the leases premises located at the addresses listed on Schedule 4.10.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.11(d).

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“Leverage Ratio” shall mean, with respect to any fiscal period, the ratio of Funded Debt of Borrower to EBITDA for the twelve month period ending as of the last day of such fiscal period of Borrower.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower or any Guarantor, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any of the AT&T Contract, the Alcatel Contract, the Alcatel Master Services Agreement and any other contract or agreement which, at any time, accounts for at least twenty-five (25%) of the revenue of Borrower during any fiscal quarter period.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $50,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” shall mean each Revolving Credit Note and each Swing Note and “Notes” shall collectively mean all of the Revolving Credit Notes and the Swing Notes.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of Borrower’s business as conducted on the Closing Date.

“Original Closing Date” shall have the meaning set forth in the recitals hereof.

“Original Credit Agreement” shall mean the meaning set forth in the recitals hereof.

“Other Documents” shall mean this Agreement (and all amendments and modifications thereto), the Note, the Intercreditor Agreement, the Questionnaire, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, the Pledge Agreements, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.11(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.9.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“Payroll Payment Date” shall mean each date that Borrower makes payroll payments, on a bi-weekly basis, to the majority of Borrower’s employees and contractors in the Ordinary Course of Business and consistent with Borrower’s historic practices.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (in the business of secured asset- based lending) credit or business judgment and in good faith.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent for the benefit of Agent and Lenders;

(b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c) deposits or pledges to secure obligations under worker’s compensation, social security, or similar laws, or under unemployment insurance;

(d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(e) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent or (y) has been stayed or bonded pending appeal within 30 days after entry and such Lien secures claims not otherwise constituting an Event of Default and such Lien shall not encumber any Eligible Receivable, Eligible Unbilled Receivable, Eligible Guaranteed Revenue Invoice or Eligible Inventory;

(f) warehousemens’, mechanics’, workers’, repairmens’, fillers’, packagers’, processors’, common carriers’, landlords’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or are being Properly Contested;

(g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6;

(h) Liens created in the ordinary course of business in favor of depositary banks or other financial institutions covering credit balance of any applicable deposit accounts held at such depositary banks or financial institutions (i) to the extent approved by Agent or (ii) which are junior in priority to any Liens in favor of Agent;

(i) encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto;

(j) with respect to any property being leased by Borrower as lessee, any interest or title of a lessor under such lease entered into by Borrower in the ordinary course of its business and covering only the property so leased;

(k) Liens (i) in favor of the Collateral Trustee, but only if subject to the Intercreditor Agreement and (ii) other Liens expressly permitted by the terms of the Intercreditor Agreement;

(l) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of Borrower; and

(m) other Liens permitted to exist or be incurred under the Senior Note Indenture.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreements” shall mean, collectively, (i) a Pledge and Security Agreement by and among Borrower, each of the Grantors (as defined therein) from time to time party thereto, and Agent, executed pursuant to Section 7.12 and (ii) any other pledge agreement executed pursuant to this Agreement, in each case, as the same may be amended, restated or otherwise modified from time to time.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Principal” shall mean any member of the Goodman family who is a shareholder of the Borrower on the date of this Agreement.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Questionnaire” shall mean the perfection certificate prepared by Borrower prior to the Closing Date and the responses thereto provided by Borrower and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Borrower’s right, title, and interest in and to the owned and leased premises identified on Schedule 4.10 hereto or which is hereafter owned or leased by Borrower.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services (and, with respect to any Receivables arising in connection with any Guaranteed Revenue Invoice, any future sale or lease of Inventory or rendition of services), all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Register” shall have the meaning set forth in Section 15.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.11(b) hereof.

“Related Party” means:

(a) any controlling stockholder, at least 51 % owned (and controlled) Subsidiary, or in the case of an individual, any immediate family member or descendant of any Principal and the heirs, executors and administrators and beneficiaries of the estate of such Principal or any such family member; or

(b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding at least an 51% (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty percent (50%) of the Advances (excluding Swing Loans) and, if no Advances (excluding Swing Loans) are outstanding, shall mean Lenders holding fifty percent (50%) of the Commitment Percentages.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances made other than Letters of Credit and Swing Loans.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Priority Collateral” shall mean and includes all Collateral not constituting, and not included within, First Priority Collateral.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Debt Payments” shall mean and include all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions, and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money; provided, however “Senior Debt Payments” shall not include any mandatory or voluntary payments of principal under the Senior Notes if after giving effect to any such payment Borrower shall have Undrawn Availability equal to at least $20,000,000.

“Senior Note Documents” shall mean, collectively, the Collateral Trust Agreement, the Senior Notes, the Senior Note Indenture, and any and all other agreements, instruments and documents executed in connection therewith, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Senior Notes” shall mean and include those certain 12.125% Senior Secured Notes due 2018 in an initial aggregate principal amount of $225,000,000 issued pursuant to the Senior Note Indenture (including the “Initial Notes” and any “Additional Notes” as each such term is defined in the Senior Note Indenture as in effect on the Closing Date), as may be amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement.

“Senior Noteholder” shall mean the holders of the Senior Notes from time to time.

“Senior Note Indenture” shall that certain Indenture dated as of the date hereof between the Borrower, the Indenture Trustee, and the Guarantors (as defined therein) from time to time party thereto, as may be amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement.

“Settlement Date” shall mean the Original Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Stephens” shall mean The Stephens Group, LLC and any of its Affiliates.

“Subcontractor Payment Reserve” shall mean the amount identified by Borrower (and approved by Agent) in the accounts payable schedule as the past due amount owed to all subcontractors of Borrower as of the prior week.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by Borrower.

“Swing Loan Commitment” shall have the meaning set forth in Section 2.23(a) hereof.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.23(b) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to Borrower pursuant to Section 2.23 hereof.

“Swing Note” shall mean the promissory note referred to in Section 2.23(d) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Total Commitment Amount” shall mean, the aggregate of all Lenders’ Commitment Amounts which, as of the Closing Date, is equal to $50,000,000, as the same may be reduced or terminated from time to time pursuant to this Agreement.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in the recitals hereof.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Triggering Event” shall mean the occurrence of the following: Borrower’s Undrawn Availability for two consecutive months shall fail to at least equal $20,000,000 measured as of the last day of each such month; provided, however that a Triggering Event shall cease to be continuing when Borrower’s Undrawn Availability for three consecutive months shall be at least equal to $30,000,000 measured as of the last day of each such month.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrower’s trade creditors which are sixty (60) days or more past due and not otherwise on formal extended terms, plus (iii) fees and expenses for which Borrower is liable hereunder but which have not been paid or charged to Borrower’s Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrower other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by a Borrower utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the sum of (i) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all Swing Loans then outstanding; or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Eligible Receivables Advance Rate”), of Eligible Receivables; plus;

(ii) the lesser of (A) up to 25%, subject to the provisions of Section 2.1(b) hereof (“Eligible Unbilled Receivables Advance Rate” and together with the Eligible Receivables Advance Rate, collectively, the “Receivables Advance Rates”), of Eligible Unbilled Receivables, or (B) $15,000,000, plus

(iii) the lesser of (A) up to 85%, subject to the provisions of Section 2.1(b) hereof, of the appraised net orderly liquidation value percentage of Eligible Inventory set forth in the most recently delivered net orderly liquidation value appraisal acceptable to Agent in its Permitted Discretion, or (B) up to 50% of Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rates, collectively, the “Advance Rates”) or (C) $10,000,000 in the aggregate at any one time, plus

(iv) (A) from and after the day that is one day prior to the first Payroll Payment Date of any fiscal quarter, the lesser of (x) up to 15%, subject to the provisions of Section 2.1(b) hereof, of an Eligible Guaranteed Revenue Invoice for such fiscal quarter or (y) $2,500,000; (B) from and after the day that is one day prior to the second Payroll Payment Date of any fiscal quarter, the lesser of (x) up to 30%, subject to the provisions of Section 2.1(b) hereof, of an Eligible Guaranteed Revenue Invoice for such fiscal quarter or (y) $5,000,000; (C) from and after the day that is one day prior to the third Payroll Payment Date of any fiscal quarter, the lesser of (x) up to 45%, subject to the provisions of Section 2.1(b) hereof, of an Eligible Guaranteed Revenue Invoice for such fiscal quarter or (y) $7,500,000; (D) from and after the day that is one day prior to the fourth Payroll Payment Date of any fiscal quarter, the lesser of (x) up to 60%, subject to the provisions of Section 2.1(b) hereof, of an Eligible Guaranteed Revenue Invoice for such fiscal quarter or (y) $10,000,000; or (E) from and after the day that is one day prior to the fifth Payroll Payment Date of any fiscal quarter, the lesser of (x) up to 75%, subject to the provisions of Section 2.1(b) hereof, of an Eligible Guaranteed Revenue Invoice for such fiscal quarter or (y) $12,500,000; provided, however, that the amount derived pursuant to this clause (iv) hereof shall be deemed to be $0 for so long as any portion of the Guaranteed Revenue Invoice for the immediately preceding fiscal quarter remains unpaid following the last day of the immediately preceding fiscal quarter, minus

(v) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vi) the aggregate amount of all Swing Loans then outstanding, minus

(vii) such reserves as Agent may reasonably deem proper and necessary from time to time, including, but not limited to, the Subcontractor Payment Reserve.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii) and (iv) minus (y) Section 2.1(a)(y)(vii) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by

Borrowing Agent. Agent shall provide Borrower five (5) days prior written notice of its intention to decrease the Advance Rates or reserve amounts; provided, however, Borrower shall not have any right of action whatsoever against Agent for, and Agent shall not be liable for any damages resulting from, the failure of Agent to provide the prior notice contemplated in this sentence. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Agent prior to 10:00 a.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $250,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, then it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, then Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

(d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, then Borrower shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At its option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, then the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, then Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3. Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at PNC, or such other bank as Borrower may designate upon notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Maximum Advances.

The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit and the aggregate amount of all Swing Loans then outstanding.

2.5. Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the next Business Day following the Agent’s receipt of those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following the Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6. Repayment of Excess Advances.

The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7. Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8. Letters of Credit.

Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of Borrower and its Subsidiaries; provided, however, that Issuer shall not issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit plus (iii) the aggregate amount of all then outstanding Swing Loans to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest. The Borrower acknowledges and agrees that the Existing Letters of Credit constitute obligations and shall be deemed to have been issued under this Agreement.

2.9. Issuance of Letters of Credit.

(a) Borrower may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent and Issuer may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.10. Requirements For Issuance of Letters of Credit.

(a) Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, then Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent or any other Issuer under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.11. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower. Provided that the Borrower shall have received such notice, the Borrower shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Agent, on behalf of Issuer, prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrower fails to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, provided that the sum of (i) the outstanding Revolving Advances to Borrower (including such Domestic Rate Loan then deemed to have been requested) plus (ii) the Maximum Undrawn Amount of outstanding Letters of Credit plus (iii) the then outstanding Swing Loans may not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount. Any notice given by Agent pursuant to this Section 2.11(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.11(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.11(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrower in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.11(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.11(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.11(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.11(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.11.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.12. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrower (i) in reimbursement of any payment made by the Issuer under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent pursuant to Section 2.12(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, then each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.13. Documentation.

Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued for Borrower’s account and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), neither Agent nor Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.14. Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.15. Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.15 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Issuer, Agent, Borrower or any other Person for any reason whatsoever;

(ii) the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.11;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent, Issuer or any of their Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent, Issuer or any of their Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Agent or Issuer has received written notice from Borrower of such failure within three (3) Business Days after the Agent or the Issuer shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.16. Indemnity.

(a) In addition to amounts payable as provided in Section 15.5, Borrower hereby agrees to protect, indemnify, pay and save harmless Agent, Issuer and any of their Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Agent, issuer or any of their Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent or Issuer as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or Issuer or any of their Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

(b) In addition to amounts payable as provided in Section 15.5, Borrower hereby agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan or Swing Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans or Swing Loans after Borrower have given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower in making any prepayment after Borrower have given a notice thereof in accordance with the provisions of this Agreement or (4) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of Eurodollar Rate Loans or Swing Loans on a day which is not the last day of an Interest Period with respect thereto (or, in the case of a Swing Loans on the date such Swing Loan is due), including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that a Lender is entitled to receive under this Section 2.16 submitted by such Lender, through the Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by Borrower promptly upon demand by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(c) For the purpose of calculation of all amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan or Swing Loan through the purchase of a deposit bearing interest at the Eurodollar Rate or the applicable rate on such Swing Loan, as the case may be, in an amount equal to the amount of that Eurodollar Rate Loan or Swing Loan, as the case may be, and having a maturity comparable to the relevant interest period or applicable period for such Swing Loan; provided, however, that each Lender may fund each of its Eurodollar Rate Loans, and PNC may fund its Swing Loans, in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

2.17. Liability for Acts and Omissions.

As between Borrower and Agent, Issuer and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, none of Agent,

Issuer or any Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent, Issuer or any Lender shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, Issuer or any Lender, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s, Issuer’s or any Lender’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent, any Lender or Issuer from liability for Agent’s, any Lender’s or Issuer’s respective gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent, any Lender, Issuer or their Affiliates be liable to Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent, Issuer and each of their Affiliates (i) may rely on any oral or other communication believed in good faith by Agent, Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent, Issuer or any of their Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent, Issuer or any of their Affiliates in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of

Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent or Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent or Issuer under any resulting liability to Borrower or any Lender.

2.18. Additional Payments.

Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14, and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.19. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.19(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances (other than Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances (other than Swing Loans), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, then such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances (other than Swing Loans), or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, then such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances (other than Swing Loans) may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances (other than Swing Loans) available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, then such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, then Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

(f) Except as otherwise provided in Section 2.23, each borrowing of a Swing Loan, each payment or prepayment of principal of a Swing Loan, each payment of interest on the Swing Loans and each reduction of the Swing Loan Commitment shall be for the sole account of PNC.

2.20. Mandatory Prepayments.

Subject to Section 4.3 hereof, when Borrower (i) sells or otherwise disposes of any First Priority Collateral other than Inventory in the Ordinary Course of Business, (ii) issues Equity Interests in Borrower or any of its Subsidiaries after the Closing Date (other than issuances of Equity Interests in Borrower or any of its Subsidiaries in connection with the Warrant to Purchase Shares of Common Stock dated as of June 23, 2011 issued by Borrower to SG-GN/SD, LLC, an Arkansas limited liability company, and any employee stock option arrangement or other employee-based compensation), or (iii) issues debt obligations of Borrower or any of its Subsidiaries after the Closing Date (other than the Senior Note Documents and any debt obligations issued after the Closing Date and otherwise permitted pursuant to Section 7.8 hereof), Borrower shall repay the Advances, subject to the terms and conditions of the Intercreditor Agreement, in an amount equal to the net cash proceeds of such sale or issuance (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to the terms and conditions of the Intercreditor Agreement, and without any reduction in the Commitment Amount, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

2.21. Use of Proceeds.

(a) Borrower shall apply the proceeds of Advances to (i) provide for its working capital needs and reimburse drawings under Letters of Credit, and (ii) for the other proper corporate purposes.

(b) Without limiting the generality of Section 2.21(a) above, neither Borrower, any Guarantor nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or a Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Until such Lender is no longer a Defaulting Lender, Agent may hold and, in its Permitted Discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

(f) In no event shall the decision or failure of PNC to make any Swing Loan constitute a Lender Default for purposes of this Section 2.22.

2.23. Swing Loans.

(a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever upon notice to Borrower, make swing loans (the “Swing Loans”) (which shall be Domestic Rate Loans only) to Borrower at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of Five Million and 00/100 Dollars ($5,000,000) (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC’s Swing Loans and the Revolving

Advances of all the Lenders shall not exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount, in each case less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit. Within such limits of time and amount and subject to the other provisions of this Agreement, Borrower may borrow, repay and reborrow pursuant to this Section 2.23.

(b) Except as otherwise provided herein, each request for a Revolving Advance hereunder shall be deemed a request of Borrower for PNC to make a Swing Loan (each such request for purposes of this Section 2.23, a “Swing Loan Request”) and, so long as PNC is also the Agent hereunder, PNC may, at its option, elect to fund the borrowing requested in such Swing Loan Request as either a Swing Loan or as a Revolving Advance, subject to subsection (a) above and Section 2.1 hereof, respectively. In the event that PNC elects to make a Swing Loan, the amount of such Swing Loan shall be equal to the lesser of (a) the principal amount requested to be borrowed in such Swing Loan Request and (b) the amount by which the Swing Loan Commitment exceeds the aggregate principal amount of all Swing Loans then outstanding.

(c) So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.23(b) hereof, fund such Swing Loan to Borrower in Dollars and immediately available funds at the Payment Office or other place that PNC may designate from time to time prior to 2:00 p.m., on the borrowing date and which Swing Line Loans shall be in an aggregate principal amount that is not less than $100,000 and integral multiples of $100,000 in excess thereof. Swing Line Loans shall be deemed Domestic Rate Loans for purposes of Section 3.1 and shall bear interest at the applicable Contract Rate for Domestic Rate Loans.

(d) The obligation of Borrower to repay the aggregate unpaid principal amount of the Swing Loans made to Borrower by PNC, together with interest thereon, shall be evidenced by a Swing Note in substantially the form attached hereto as Exhibit 2.23(d), dated the Closing Date payable to the order of PNC in a face amount equal to the Swing Loan Commitment. PNC is hereby authorized to record the date, the amount of each Swing Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swing Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that the failure of PNC to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Swing Note.

(e) PNC may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the Swing Loans from the Lenders, and each Lender shall make a Revolving Advance in an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Advances in excess of its commitment to make Advances. Revolving Advances made pursuant to the preceding sentence shall bear interest at the applicable Contract Rate for Domestic Rate Loans and shall be deemed to have been properly requested in accordance with Section 2.2 hereof without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Advances are to be made under this Section 2.23(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Advances (whether or not (i) the conditions specified in Section 8.2 hereof are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such Swing Loans were made, the Required Lenders shall have directed the Agent not to make Advances to Borrower) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC.

(f) In the event the obligation of Lenders to make Advances are terminated in accordance with the terms hereof, the Swing Commitment shall also be terminated automatically.

(g) Each Lender shall ratably in accordance with its Commitment Percentage, indemnify PNC, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including reasonable counsel fees and expenses), claim, demand, action, loss or liability (except any of the foregoing that results from the indemnitees’ gross negligence or willful misconduct) that such indemnities may suffer or incur in connection with this Section 2.23 or any action taken or omitted by such indemnities hereunder.

2.24. Reduction of Commitments.

The Borrower shall have the right, upon not less than five Business Days’ notice to the Agent, to reduce the Commitment Amount of each Lender; provided, that no such reduction shall be permitted if, after giving effect thereto and to any prepayments of the Advances made on the effective date thereof, the aggregate amount of Advances then outstanding would exceed the Total Commitment Amount then in effect. Any such reduction shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof and shall reduce permanently the Commitment Amounts then in effect.

III.	INTEREST AND FEES.

3.1. Interest.

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two percent (2.00%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2.00%) per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrower shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the then applicable Applicable Margin for Eurodollar Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.00%) per annum.

Upon the occurrence and during the continuance of an Event of Default, Material Adverse Effect or at such other time as Agent in its Permitted Discretion determines is necessary or appropriate, and upon demand by Agent Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its Permitted Discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short term money market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.

3.3. Collateral Monitoring and Facility Fees.

(a) Collateral Monitoring Fee. Borrower shall pay on a monthly basis, a fee of $2,000 per month to Agent for Collateral monitoring plus an additional $1,000 per man-day plus expenses for field audits.

(b) Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances plus undrawn amount of any outstanding Letters of Credit plus the Swing Loans then outstanding for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee (such fee, a “Facility Fee”) at a rate equal to 0.375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.

3.4. Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, then the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.5. Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, then Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6. Increased Costs.

In the event that any Applicable Law or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require any Lender to whom any additional costs are due hereunder (whether directly or to a Governmental Authority for the account of such Lender), to assign, sell or delegate its rights and obligations under this Agreement and the other Other Documents pursuant to Section 15.3 hereof to a Purchasing Lender acceptable to Agent if (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder and under the Other Documents, (b) such assignment will result in a reduction of the additional costs due under this Section 3.6, and (c) such assignment does not conflict with Applicable Laws.

3.7. Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan; or

(c) Notwithstanding anything to the contrary contained herein, so long as no Default or Event of Default has occurred and is continuing, Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require any Lender to whom any additional amounts are due hereunder (whether directly or to a Governmental Authority for the account of such Lender), to assign, sell or delegate its rights and obligations under this Agreement and the other Other Documents pursuant to Section 15.3 hereof to a Purchasing Lender acceptable to Agent if (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder and under the Other Documents, (b) such assignment will result in a reduction of the additional amounts due under this Section 3.8, and (c) such assignment does not conflict with Applicable Laws, then Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, then (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.8. Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.8 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.9. Gross Up for Taxes.

If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), then (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.10 hereof.

3.10. Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent or Borrower, each other Payee) agrees that it will deliver to Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrower and Agent a valid Withholding Certificate pursuant to Section 3.10(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its Permitted Discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrower and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.10(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral.

To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest.

Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority (subject to the terms and conditions of the Intercreditor Agreement) of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)), endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral.

Borrower will safeguard and protect all Collateral for Agent’s (or as otherwise permitted by the Intercreditor Agreement) general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business, (b) the disposition or transfer of obsolete and worn-out Equipment during any fiscal year having an aggregate fair market value of not more than $250,000 and only to the extent that the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20, (c) the disposition or transfer of Equipment which is necessary to the operation of Borrower’s business if replaced by Equipment of equal or greater value and (d) dispositions of Collateral permitted by the Intercreditor Agreement or the Senior Note Indenture.

4.4. Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1 hereof, Agent (subject to the terms and conditions of the Intercreditor Agreement): (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) Borrower shall be the sole owner of and fully authorized and (subject to any non-assignment provisions in any applicable customer contract or license agreement) able to sell, transfer, pledge and/or grant a first priority, with respect to First Priority Collateral, or a second priority, with respect to Second Priority Collateral, perfected security interest in each and every item of the Collateral to Agent (subject to any non-assignment provisions in any applicable contract or license agreement); and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Borrower or delivered to Agent or any Lender (or the Collateral Trustee in accordance with the Intercreditor Agreement with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (iv) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except (A) with respect to the sale of Inventory in the Ordinary Course of Business, (B) Equipment to the extent permitted in Section 4.3 hereof, (C) with respect to any movement of such Equipment and Inventory accurately described on an updated Schedule 4.5 delivered to Agent each month, if necessary, (D) for Equipment or Inventory moved to a location subject to a Lien Waiver Agreement acceptable to Agent, upon not less than five (5) Business Days prior written notice to Agent, (E) with respect to locations operated by third party logistics companies acceptable to Agent in its Permitted Discretion, and (F) locations with Equipment and/or Inventory valued at less than $100,000.

(b) (i) There is no location at which Borrower has any Inventory (except for Inventory in transit and Inventory held by third party logistics companies acceptable to Agent in its Permitted Discretion) other than those locations listed on Schedule 4.5 (as the same may be updated from time to time in accordance with this Agreement, if necessary); (ii) Schedule 4.5 (as the same may be updated from time to time in accordance with this Agreement if necessary) hereto contains a correct and complete list of the legal names and addresses of each warehouse at which Inventory of Borrower is stored; (iii) except as set forth on Schedule 4.5 (as the same may be updated from time to time in accordance with this Agreement, if necessary), none of the receipts received by Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person (other than the applicable warehousemen or warehouse manager, and in which case, such receipt shall have been endorsed to Borrower or Borrower’s designee) or to a named Person (other than the applicable warehousemen or warehouse manager, and in which case, such receipt shall have been endorsed to Borrower or Borrower’s designee) and such named Person’s assigns; (iv) Schedule 4.5 (as the same may be updated from time to time in accordance with this Agreement, if necessary) hereto sets forth a correct and complete list of (A) each place of business of Borrower and (B) the chief executive office of Borrower; and (v) Schedule 4.5 (as the same may be updated from time to time in accordance with this Agreement, if necessary) hereto sets forth a correct and complete list of the location, by state and street address, of all Real Property owned or leased by Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the

Collateral. Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever (so long as Agent is acting in accordance with the Intercreditor Agreement). At any time following demand by Agent for payment of all Obligations, Agent shall have the right (subject to the terms and conditions of the Intercreditor Agreement) to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, then Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled (subject to the terms and conditions of the Intercreditor Agreement) to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Borrower shall, and Agent may, at its option after the occurrence and during the continuance of an Event of Default, Material Adverse Effect or at such other time as Agent in its Permitted Discretion determines is necessary or appropriate (subject to the terms and conditions of the Intercreditor Agreement), instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) and/or subject to Agent’s order (or the Collateral Trustee’s order in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) and if they shall come into Borrower’s possession, then they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) in their original form together with any necessary endorsement.

4.7. Books and Records.

Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8. Financial Disclosure.

Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations. Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws.

Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

4.10. Inspection of Premises.

During normal business hours upon advanced notice and, if a Default or Event of Default has occurred and is continuing, at any time upon prior notice to Borrower, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Agent, any Lender and their agents may enter upon any of Borrower’s premises (including those set forth on Schedule 4.5, consisting of the owned and leased premises of Borrower) at any time during business hours, and if a Default or an Event of Default has occurred and is continuing, at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business.

4.11. Insurance.

The assets and properties of Borrower and its Subsidiaries at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower and its Subsidiaries so that such insurance shall remain in full force and effect. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood (only with respect to Real Property located in a 100-year flood plain), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including business interruption insurance; (b) maintain a bond or insurance in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of Borrower’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of

Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain general liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; and (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ (or ten (10), in the case of non-payment of premium) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent (or the Collateral Trustee, in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) and not to Borrower and Agent (or the Collateral Trustee, in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) jointly. Upon the occurrence and during the continuance of an Event of Default or Material Adverse Effect, if any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly (or the Collateral Trustee, in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)), then Agent (or the Collateral Trustee, in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Upon the occurrence and during the continuance of an Event of Default or Material Adverse Effect, subject to the Intercreditor Agreement, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (c) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its Permitted Discretion shall determine (subject to the terms and conditions of the Intercreditor Agreement). Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand.

4.12. Failure to Pay Insurance.

If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, then Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes.

Borrower will pay, prior to delinquency, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes unless any such taxes, assessments or other Charges are being Properly Contested by Borrower. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, then Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations.

Borrower shall at all times pay, prior to delinquency, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other material terms of such leases and keep them in full force and effect except where in Borrower’s reasonable business judgment vacating or discontinuing occupancy of the applicable property or negotiating with the applicable landlord for the termination of a lease is in the best interest of Borrower. Upon Agent’s request, Borrower will provide evidence of its compliance with the requirements of this Section 4.14.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created or, with respect to any Receivable arising in connection with any Guaranteed Revenue Invoice, any future absolute sale or lease and delivery of goods upon stated terms of Borrower or work, labor or services to be rendered by Borrower pursuant to the Alcatel Master Services Agreement after the date of such Guaranteed Revenue Invoice. Each of the Receivables shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except (i) as may be stated on the accounts receivable schedules delivered by Borrower to Agent, (ii) with respect to Receivables owed or owing by AT&T pursuant to the AT&T Contract, any unasserted or unexercised rights of setoff available to AT&T pursuant thereto and (iii) with respect to Receivables owed or owing by Alcatel pursuant to the Alcatel Master Services Agreement, any unasserted or unexercised rights of setoff available to Alcatel pursuant thereto.

(b) Solvency of Customers. Each Customer, to Borrower’s actual knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrower. Borrower’s chief executive office is located at 6400 International Parkway, Suite 1000, Plano, Texas 75093. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Until Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its Permitted Discretion deems it to be in Lenders’ best interest to do so), Borrower will, at Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations. Borrower shall (i) deposit in the Blocked Account or the Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness and (ii) shall direct all Customers to remit all amounts payable to or for the account of Borrower directly to the Blocked Account or the Depository Account; provided, however, that Borrower shall be permitted to continue receiving checks and other payments from Customers, consistent with Borrower’s past practices, provided that Borrower immediately sight-scan such checks or payments received directly to the Blocked Account or Depository Account.

(e) Notification of Assignment of Receivables. At any time Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f) Power of Agent to Act on Borrower’s Behalf. Upon the occurrence and during the continuance of an Event of Default or Material Adverse Effect, Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement) with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) shall have the right to receive, endorse, assign and/or deliver in the name of Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of

Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise (subject to the terms and conditions of the Intercreditor Agreement) all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement (subject to the terms and conditions of the Intercreditor Agreement). All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Upon the occurrence and during the continuance of an Event of Default, Material Adverse Effect or at such other time as Agent in its Permitted Discretion determines is necessary or appropriate, Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Agent (or the Collateral Trustee in accordance with the Intercreditor Agreement, with respect to the “Collateral Trust Priority Collateral” (as defined in the Intercreditor Agreement)) may designate and to receive, open and dispose of all mail addressed to Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Agent or any such Lender. Upon the occurrence and during the continuance of an Event of Default, Material Adverse Effect or at such other time as Agent in its Permitted Discretion determines is necessary or appropriate, Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. During such periods when any Revolving Advances or Swing Loans are outstanding hereunder, all proceeds of First Priority Collateral shall be deposited by Borrower into either (i) a lockbox account, dominion account or such other “blocked account” (including any account maintained at Agent)

(“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrower and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments. Upon the occurrence and during the continuance of an Event of Default, Material Adverse Effect or at such other time as Agent in its Permitted Discretion determines is necessary or appropriate, Borrower will not, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

4.16. Inventory.

To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment.

The Equipment which is useful and necessary to Borrower’s business shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, except for equipment which either individually or in the aggregate is not material. Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18. Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrower shall use its best efforts to ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property in quantities or concentrations that exceed the greater of either local background concentrations or the least stringent standard applicable to a commercial/industrial property established by Environmental Law except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrower shall establish and maintain a system to assure and monitor Borrower’s continued material compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrower shall (i) employ in connection with Borrower’s use of the Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility of Borrower with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all reasonably necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any significant Lien securing Collateral in excess of $50,000. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws in any material respect, then Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable and consistent with Borrower’s right, title and interest in the Real Property, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

(g) Promptly upon the reasonable written request of Agent from time to time but in any event not more frequently than once per fiscal year, Borrower shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, then Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property in quantities or concentrations that exceed the greater of either local background concentrations or the least stringent standard applicable to a commercial/industrial property established by Environmental Law, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include only Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1. Authority.

Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement, the Intercreditor Agreement, and the Other Documents have been duly executed and delivered by Borrower, and this Agreement, the Intercreditor Agreement, and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, including the Senior Note Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect unless otherwise set forth on Schedule 5.1 and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Senior Note Documents.

5.2. Formation and Qualification.

Borrower is duly incorporated and in good standing under the laws of the state listed on part (a) of Schedule 5.2 and, except as noted on Schedule 5.2, is qualified to do business and is in good standing in the states listed on part (b) of Schedule 5.2, the aggregate revenue generated from such states in the fiscal year ending December 31, 2010 being in excess of 90% of Borrower’s revenues for such fiscal year. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto. To Borrower’s actual knowledge, Borrower is also registered to do business in the “Other States” listed on part (c) of Schedule 5.2.

5.3. Survival of Representations and Warranties.

All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns.

Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2005. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Entity Name.

Borrower has not been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on Schedule 5.6.

5.6. O.S.H.A. and Environmental Compliance.

(a) Borrower has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower has been issued all material required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) To the Borrower’s actual knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on any premises leased by Borrower; (iii) no Real Property has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

5.7. Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Borrower is, as of the Closing Date, and after giving effect to the Transactions, will be solvent, able (assuming the satisfaction of the conditions set forth in Article VIII hereof) to pay its debts as they mature, and has, and, after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, after giving effect to the Transactions, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Original Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations, pursuant to the Senior Note Documents, and as otherwise permitted pursuant to Section 7.8 hereof.

(c) Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than (i) as of the Closing Date, those listed on Schedule 5.8(d) hereto and (ii) thereafter, as permitted under this Agreement. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group; (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.8. Patents, Trademarks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, trade name, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all material software (excluding any commercial “off-the-shelf” software available to businesses at a market price) used by Borrower in its business, Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a license to use such software, each such license being listed on Schedule 5.9 hereto.

5.9. Licenses and Permits.

Except as set forth in Schedule 5.10, Borrower (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could be reasonably expected to have a Material Adverse Effect.

5.10. Default of Indebtedness.

Borrower is not in default in the payment of the principal of or interest on any Indebtedness in excess of $150,000 or under any instrument or agreement under or subject to which any Indebtedness in excess of $150,000 has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.11. No Default.

After giving effect to the consummation of the Transactions and this Agreement, Borrower is not in default in the payment or performance of any of its contractual obligations (other than those specifically listed on Section 5.27) which could have a Material Adverse Effect and no Default has occurred.

5.12. No Burdensome Restrictions.

Borrower is not party to any contract or agreement the performance of which could have a Material Adverse Effect. Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13. No Labor Disputes.

Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.14. Margin Regulations.

Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15. Investment Company Act.

Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16. Disclosure.

No representation or warranty made by Borrower in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by the Senior Note Documents, or any of the documents related to this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.17. Delivery of Senior Note Documentation.

On or prior to the Closing Date, Agent has received true, correct and complete copies of the Collateral Trust Agreement, the Senior Note Indenture, the Senior Notes (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments and waivers relating thereto. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.18. Swaps.

Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19. Conflicting Agreements.

Except as set forth on Schedule 5.1, no provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20. Application of Certain Laws and Regulations.

Neither Borrower nor any Affiliate of Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21. Business and Property of Borrower.

(a) Since the Original Closing Date, Borrower has not engaged in any business other than providing outsourcing services with respect to telecommunications equipment and telecommunications equipment lifecycle and activities necessary to conduct the foregoing or other similar services. (b) After the Closing Date, Borrower shall not engage in any business or activities other than as described in clause (a) unless it obtains Agent’s prior written consent thereto. (c) As of the Closing Date, Borrower owns all the property and possesses all of the rights and consents necessary for the conduct of the business of the Borrower.

5.22. Section 20 Subsidiaries.

Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23. Anti-Terrorism Laws.

(a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower or to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.24. Trading with the Enemy.

Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.25. Federal Securities Laws.

Neither Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.26. Material Contracts.

Subject to the confidentiality provisions of Section 15.15, Borrower has provided Agent with true, correct and complete copies of each Material Contract, each of which is in full force and effect on and as of, (i) with respect the Alcatel Contract, the Alcatel Master Services Agreement, and the AT&T Contract, the Closing Date, and (ii) with respect any Material Contract entered into after the Closing Date, the effective date of such Material Contract, in all cases, without material modification or amendment in any respect. Borrower is not in default in the payment or performance of any Material Contract in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No actions have been taken to amend, modify or terminate any Material Contract in any way that would (i) impair or be adverse to the interests of Borrower thereunder or (ii) cause the terms and provisions thereof to be more restrictive than any term or provisions in effect on, (i) with respect the Alcatel Contract, the Alcatel Master Services Agreement, and the AT&T Contract, the Closing Date, and (ii) with respect to any Material Contract entered into after the Closing Date, the effective date of such Material Contract, in each case, as determined by Agent in its Permitted Discretion; no such actions are contemplated by any Borrower; and no Borrower has received notice of any such actions on the part of any counterparty to any Material Contract (including AT&T and Alcatel, as applicable).

VI. AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets

(a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, trade names, trade secrets and trademarks and take all actions reasonably necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables.

To the extent included as either Eligible Receivables or Eligible Unbilled Receivables, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act if applicable (but only to the extent that the Receivables of all such Customers subject thereto exceed $1,500,000 in the aggregate), the Uniform Commercial Code and all other applicable state or local statutes or ordinances (but only to the extent that the Receivables of all such Customers subject thereto exceed $1,500,000 in the aggregate) and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio. After the occurrence and during the continuance of a Triggering Event, not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0, as of September 30, 2011 and as of the last day of each fiscal quarter thereafter, for the four fiscal quarters then most recently ended; provided, that if on the last day of any such fiscal quarter (a “Quarter-End Date”) Borrower shall not have a Fixed Charge Coverage Ratio at least equal to the amount required for such Quarter-End Date as set forth above, the Borrower will have a period of twenty (20) days following such Quarter-End Date to cure such failure on a pro forma basis by obtaining an equity contribution in form and substance satisfactory to Agent in its Permitted Discretion in a sufficient amount that had the Borrower had EBITDA during the quarter ending on such Quarter-End Date in an amount equal to such additional equity, the Borrower would have been in compliance with this Section 6.5(b) as of such date, and in such case the Borrower will be deemed to be in compliance with this Section 6.5(b) as of such Quarter-End Date; provided, further, that Borrower shall not exercise the cure right contemplated above more than once in any fiscal year.

(b) Leverage Ratio. After the occurrence and during the continuance of a Triggering Event, permit its Leverage Ratio, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2011 to be greater than the ratio set forth in the table below for the corresponding fiscal quarter:

Reporting Periods Ending	Ratio
On or after the Closing Date through December 31, 2011	4.50 to 1.0
On or after January 1, 2012 through June 30, 2012	4.25 to 1.0
On or after July 1, 2012 through September 30, 2012	3.75 to 1.0
On or after October 1, 2012 through December 31, 2012	3.50 to 1.0
On or after January 1, 2013 and as of the last day of each fiscal quarter thereafter	3.25 to 1.0

6.6. Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except for payments of the Senior Notes or when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary.

6.8. Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws.

Promptly notify Agent in writing if Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

VII. NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests issued by any Person or permit any other Person to consolidate with or merge with it except where:

(i) Borrower is the surviving entity,

(ii) such mergers, consolidations or other reorganizations permitted under the terms of the Senior Note Indenture, and

(iii) as permitted pursuant to Section 7.15.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions permitted by this Agreement or the Senior Note Indenture.

7.2. Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders, the Collateral Trustee, and the Indenture Trustee) except the endorsement of checks in the Ordinary Course of Business or as otherwise permitted by the Senior Note Indenture.

7.4. Investments.

So long as any Revolving Advances or Swing Line Loans are then outstanding under this Agreement, purchase or acquire obligations or Equity Interests issued by, or any other interest in, any Person, except:

(a) obligations issued or guaranteed by the United States of America or any agency thereof,

(b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating),

(c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency,

(d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof,

(e) newly created Subsidiaries so long as such Subsidiary complies with Section 7.12 hereof,

(f) Immaterial Subsidiaries or Controlled Foreign Corporation, and

(g) such other purchases or acquisitions of obligations or Equity Interests issued by, or any other interest in, any Person which are permitted by the terms of the Senior Note Indenture.

7.5. Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the Senior Notes, (b) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (c) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $2,000,000 at any time outstanding, (d) loans to officers, directors or employees for expenses incurred or anticipated in the Ordinary Course of Business in an aggregate amount not to excess $50,000 at any one time, and (e) loans outstanding on the Closing Date to (i) John Goodman in the outstanding principal amount of $233,000, which loan may not be reborrowed once repaid, except that the principal amount of such loan may be increased by up to an additional $5,000 at any one time provided that such additional amount is repaid to Borrower within ninety (90) days of such increase. Notwithstanding anything to the contrary contained herein, Borrower may make any other advances, loans or extensions of credit to any Person (including any Parent, Subsidiary, or Affiliate) which are permitted by the terms of the Senior Note Indenture.

7.6. Capital Expenditures.

Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $20,000,000 for fiscal year 2011 and each fiscal year thereafter; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then up to fifty percent (50%) of the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding fiscal year.

7.7. Dividends.

Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock in Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock issued by Borrower other than such dividends and distributions on Equity Interests in Borrower that are permitted to be declared, paid, or made under the terms of the Senior Note Indenture.

7.8. Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders, (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof, (iii) Indebtedness due under the Senior Notes so long as such Senior Notes are at all times subject to the Intercreditor Agreement, and/or (iv) other Indebtedness permitted to be created, incurred, assumed, or suffered to exist by the Intercreditor Agreement and/or the Senior Note Indenture.

7.9. Nature of Business.

Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted or is reasonably related, ancillary, or complementary to such business.

7.10. Transactions with Affiliates.

Except as disclosed on Schedule 7.10, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (i) transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate and (ii) transactions with Affiliates permitted under the terms of Senior Note Indenture.

7.11. Leases.

Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $10,000,000 in any one fiscal year in the aggregate for all Borrower, without the consent of Agent.

7.12. Subsidiaries.

(a) Form or acquire any Subsidiary (other than Immaterial Subsidiaries) unless (i) such Subsidiary (other than a Controlled Foreign Corporation) either (x) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrower hereunder, under the Notes, and under any other agreement between Borrower and Lenders or (y) executes a Guaranty and a Guaranty Security Agreement, in each case, within fifteen (15) days after its formation, (ii) the Borrower executes and delivers a Pledge Agreement or supplement thereto in form acceptable to Agent in its Permitted Discretion upon the formation of such Subsidiary (including a Controlled Foreign Corporation to the extent the stock of such Controlled Foreign Corporation is required as Collateral), and (iii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement not permitted by the terms of the Senior Note Indenture.

7.13. Fiscal Year and Accounting Changes.

Except as required by Applicable Law, change its fiscal year end from December 31 or make any change in accounting treatment and reporting practices except as required by GAAP.

7.14. Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement other than as permitted in Section 2.21.

7.15. Amendment of Articles of Incorporation, By-Laws.

Except for those amendments which shall be effective immediately after giving effect to the Transactions and as set forth on Exhibit 7.15, amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws, unless required by law or consented to in writing by Agent; provided, however that the Borrower shall be permitted to amend or modify its Articles of Incorporation or By-Laws to effect the reincorporation of the Borrower as a Delaware corporation, so long as such amendments and modifications are acceptable to the Agent in its Permitted Discretion.

7.16. Compliance with ERISA.

(i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) or any other Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17. Prepayment of Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness (other than to the Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower except such prepayments, repurchases, redemption, retirements, or acquisitions of Indebtedness that are permitted under the terms of the Senior Note Indenture or the Intercreditor Agreement; provided that the Borrower may only prepay the Senior Notes in their entirety at anytime so long as, after giving effect to such prepayment, there are no Revolving Advances or Swing Line Loans then outstanding under this Agreement.

7.18. Anti-Terrorism Laws.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its Permitted Discretion, confirming Borrower’s compliance with this Section 7.18.

7.19. Membership/Partnership Interests.

Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20. Trading with the Enemy Act.

Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21. Amendment of Material Contracts.

Amend, modify or waive any material term or material provision of any Material Contract in any way that would (i) impair or be adverse to the interests of Borrower thereunder or (ii) cause the terms and provisions thereof to be more restrictive than any term or provisions in effect on, (x) with respect the Alcatel Contract and the AT&T Contract, the Closing Date, and (y) with respect to the Alcatel Master Services Agreement and any Material Contract entered into after the Closing Date, the effective date of such Material Contract, in each case, as determined by Agent in its Permitted Discretion, without the consent of Agent, unless required by law.

7.22. Lease Agreements.

Borrower shall deliver to Agent landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory and books and records are located except for (i) locations where Inventory valued at less than $100,000 is located and premises containing duplicate copies of books and records, (ii) locations owned by Hutton Communications, Inc. or other third-party logistics providers acceptable to Agent in its Permitted Discretion, (iii) locations with respect to which rent reserves have been established by Agent in its Permitted Discretion, and (iv) as otherwise consented to by Agent in writing.

7.23. Other Agreements.

Enter into any material amendment, waiver or modification of the Senior Note Documents or any related agreements without the consent of the Agent.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) This Agreement. Agent shall have received this Agreement, duly executed by Borrower and all other parties thereto;

(b) Notes. PNC shall have received an Amended and Restated Revolving Credit Note in the amount of Fifty Million Dollars ($50,000,000) duly executed by Borrower and payable to the order of PNC and an Amended and Restated Swing Note in the amount of Five Million Dollars ($5,000,000) duly executed by Borrower and payable to the order of PNC;

(c) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(d) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the Transactions, (ii) the execution, delivery and performance of this Agreement, the Notes, any other Other Documents, and (iii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and all agreements of Borrower’s shareholders certified as accurate and complete by the Secretary of Borrower;

(g) Good Standing Certificates. Agent shall have received good standing (and tax status, as applicable) certificates for Borrower dated not more than 15 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of its jurisdiction of organization;

(h) Legal Opinion. Agent shall have received the executed legal opinion of Haynes & Boone, LLP in form and substance satisfactory to Agent;

(i) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened (in writing) against Borrower or against the officers or directors of Borrower in their capacity as such officer and director of Borrower (A) in connection with this Agreement, the Other Documents, the Senior Note Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(j) Senior Note Documents. Agent shall have received final executed copies of the Collateral Trust Agreement, Senior Note Indenture, and the Senior Notes, all of which shall be satisfactory in form and substance to Agent and the transactions (the terms and conditions of which shall be satisfactory to Agent) contemplated by such documentation shall be consummated simultaneously with the effectiveness of this Agreement.

(k) Insurance. Agent shall have received in form and substance satisfactory to Agent in its Permitted Discretion, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;

(l) Consents. Except as disclosed on Schedule 5.1, (i) Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and (ii) Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(m) No Adverse Material Change. (i) since December 31, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(n) Other Documents. Agent shall have received the executed Other Documents, in form and substance satisfactory to Agent;

(o) Existing Financings. (i) The Indebtedness owing by Borrower pursuant to those certain subordinated notes set forth on Schedule I shall be paid or satisfied in full and the note documents governing same, and all commitments to lend or make other extensions of credit thereunder, shall be terminated; (ii) all loans and obligations of Borrower with respect to any other Indebtedness of Borrower not otherwise permitted hereunder shall be paid or satisfied in full and each creditor’s commitments to lend or make other extensions of credit shall be terminated; (iii) Agent shall have received payoff letters or other documentation confirming that the foregoing has occurred or will occur contemporaneously with the funding of the initial Advance, (iv) immediately after giving effect to the Transactions, no “Revolving Advances” or “Swing Loans” as defined in and under the Original Credit Agreement or Revolving Advances or Swing Loans under this Agreement shall be outstanding.

(p) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(q) Borrowing Base. Agent shall have received a Borrowing Base Certificate evidencing that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

(r) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrower shall have Undrawn Availability of at least $15,000,000.00 as evidenced on the Borrowing Base Certificate delivered on the Closing Date; and

(s) Compliance with Laws. Agent shall be reasonably satisfied that Borrower is in material compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.

(t) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and the Other Documents, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Other Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date), as may be supplemented or modified from time to time by the delivery of revised schedules to Agent, satisfactory to Agent in its Permitted Discretion, prior to the making of any such representation or warranty;

(b) No Default. After giving effect to this Agreement, the Transactions, and consummation of the transactions contemplated under this Agreement, no Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advance; provided, however that Agent, in its Permitted Discretion and subject only to the limitations set forth in Section 15.2, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters.

Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules.

Deliver to Agent on or before the fifteenth (15th) day of each calendar month as and for the prior month (a) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (b) (A) accounts receivable agings (except with respect to all unbilled accounts receivable, for which only a list of such accounts receivable shall be required) inclusive of reconciliations to the general ledger, (B) accounts payable schedules inclusive of reconciliations to the general ledger, (C) Inventory reports, (D) summary of all service engagements in process (including any estimated loss or offset associated with or expect to result from any individual job or service engagement) in form and substance satisfactory to Agent, and (E) a report of all service engagements for which Borrower has yet to perform any work or the portion work required pursuant to such service engagement, in form and substance satisfactory to Agent. In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. If Agent, in its Permitted Discretion, disagrees with the calculations set forth on any Borrowing Base Certificate delivered pursuant to this Agreement, then Agent shall provide written notice to Borrower of such disagreement and calculations supporting such alternate determination.

9.3. Environmental Reports.

Upon request of Agent, furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a Compliance Certificate signed by the President or Chief Executive Officer of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

9.4. Litigation.

Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences.

Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Senior Note Documents; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower or any Guarantor to a tax imposed by Section 4971 of the Code; (e) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness in excess of $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of Borrower or any Guarantor which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.6. Government Receivables.

Notify Agent promptly if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements.

Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrower, the consolidated and consolidating financial statements of Borrower including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and reasonably satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by all management letters from the Accountants addressed to Borrower. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements.

Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an internally prepared unaudited consolidating and consolidated balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements.

Furnish Agent within thirty (30) days after the end of each month, an internally prepared, unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

9.11. Additional Information.

Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

9.12. Projected Operating Budget.

Furnish Agent, no later than thirty (30) days prior to the end of Borrower’s fiscal years commencing with fiscal year ending 2011, a month by month projected operating budget and cash flow of Borrower for the immediately succeeding fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter and projected Capital Expenditures), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been approved by Borrower’s board of directors and prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget.

Furnish Agent, at Agent’s request, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events.

Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor.

9.15. ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment.

Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation.

Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information.

Failure by Borrower to (i) (a) furnish financial information required hereunder when due (to the extent a due date therefor is set forth herein, including without limitation, information required by Sections 9.1, 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.11, 9.12, 9.13, 9.14 and 9.15) which is unremedied for a period of fifteen (15) days, or (b) furnish all other financial information requested by Agent hereunder when requested which is unremedied for a period of thirty (30) days, or (ii) permit the inspection of its books or records pursuant to the terms of this Agreement;

10.4. Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction or attachment in excess of $250,000 against Borrower’s Inventory or Receivables or against a material portion of Borrower’s other property which is not stayed or lifted within thirty (30) days;

10.5. Noncompliance.

Except as otherwise provided for in Sections 10.1, 10.3, and 10.5(ii), (i) failure or neglect of Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant contained in Article 7 of this Agreement except Sections 7.13, 7.14, 7.15, 7.16, 7.18, 7.19, 7.21, and 7.22, or (ii) failure or neglect of Borrower to perform, keep or observe any other term, provision, condition or covenant, contained in this Agreement or any Other Document which is not cured within sixty (60) days from the occurrence of such failure or neglect.;

10.6. Judgments.

Any judgment or judgments are rendered against Borrower or any Guarantor for an aggregate amount in excess of $2,000,000 (to the extent not covered by insurance) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy.

Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay.

Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Affiliate Bankruptcy.

Any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10. Material Adverse Effect.

Any change in Borrower’s or any Guarantor’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect;

10.11. Lien Priority.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having (i) a first priority interest with respect to the First Priority Collateral and (ii) a second priority interest with respect to the Second Priority Collateral;

10.12. Senior Note Document or Intercreditor Agreement Default.

An event of default has occurred under any Senior Note Document or the Intercreditor Agreement (to the extent caused by Borrower), which default shall not have been cured or waived within any applicable grace period;

10.13. Cross Default on Account of Indebtedness.

Borrower fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of Indebtedness having an aggregate principal amount in excess of $1,000,000, and such failure is not cured within any applicable grace period;

10.14. Change of Control.

Any Change of Control shall occur;

10.15. Invalidity.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16. Licenses.

(i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or trade name of Borrower or any Guarantor, and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, trade name or patent and such proceedings shall not be dismissed or discharged within sixty (60) days if such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, trade name or patent necessary for the continuation of Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, trade name or patent, and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect; or (ii) any agreement which is necessary or material to the operation of Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17. Seizures.

Any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or any Guarantor or the title and rights of Borrower, any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18. Operations.

The operations of Borrower’s or any Guarantor’s manufacturing facility are interrupted at any time for more than seven (7) days during any period of thirty (30) consecutive days, unless Borrower or such Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this Section 10.19, an Event of Default shall be deemed to have occurred if Borrower or any Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days; or

10.19. Pension Plans.

An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

10.20. Material Contracts and other Material Agreements.

(i) The termination or non-renewal of any Material Contract which is not renewed or replaced within thirty (30) days from the occurrence of such non-renewal or termination; (ii) any material default by any party to any Material Contract subject to the expiration of any applicable cure period, including as set forth in clause (i); or (iii) a material default in the obligations of Borrower under any other material agreement to which it is a party shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies

(a) Subject to the terms of the Intercreditor Agreement, upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws that is not stayed within sixty (60) days of filing, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its Permitted Discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, then Borrower shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion.

Agent shall have the right in its Permitted Discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff.

Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s Permitted Discretion and subject to the terms of the Intercreditor Agreement, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of any Swing Loans;

SIXTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SEVENTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “SIXTH” and “SEVENTH” above; (iii) PNC alone shall receive an amount equal to all outstanding Swing Loans of amounts to be applied pursuant to clause “FIFTH” above; and (iv) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above; are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice.

Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO

THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until June 23, 2016 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon thirty (30) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”, Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) 1.00% times the aggregate Commitment Amounts of all Lenders as of the Early Termination Date if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 0.50% times the aggregate Commitment Amounts of all Lenders as of the Early Termination Date if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date, and (z) $0.00 if the Early Termination Date occurs on or after the third anniversary of the Closing Date to and including the date immediately preceding the fourth anniversary of the Closing Date.

13.2. Termination.

The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment.

Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any Permitted Discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation.

Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders. Notwithstanding anything to the contrary contained herein, any decision or determination (including any decision to act or refrain from acting) to be made by Agent in Agent’s discretion, “Permitted Discretion” or “sole discretion” shall be made solely by Agent and Agent shall not be required to follow instructions from Required Lenders or all Lenders in making any such decision or determination.

14.5. Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification.

To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, then according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents.

To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12, and 9.13 or Borrowing Base Certificates from Borrower pursuant to the terms of this Agreement which Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrower’s Undertaking to Agent.

Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements.

Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. MISCELLANEOUS.

15.1. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

15.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than any supplement to any Lender-Provided Interest Rate Hedge) executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, (x) without the consent of each Lender affected thereby:

(i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv) release any First Priority Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

(v) change the rights and duties of Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances and Swing Loans outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and five percent (105%) of the Formula Amount; or

(vii) release any Guarantor;

or (y) amend, modify or waive any provision Section 2.23 or any other provision affecting Swing Loans without the prior written consent of PNC.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or

(c) any other provision of this Agreement, Agent may at its Permitted Discretion and without the consent of the Required Lenders, voluntarily permit the sum of the outstanding Revolving Advances and outstanding Swing Loans at any time to exceed the Formula Amount by up to five percent (5%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, then such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, then neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Receivables,” “Eligible Unbilled Receivables,” an “Eligible Guaranteed Revenue Invoice” or “Eligible Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances and Outstanding Swing Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances and Outstanding Swing Loans to exceed the Formula Amount by more than five percent (5%) of the Formula Amount, Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent and PNC with respect to Swing Loans is hereby authorized by Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances and/or Swing Loans to Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances (including any Out-of-Formula Loans made in the Agent’s discretion as permitted pursuant to this Section 15.2) do not exceed the lesser of (x) one hundred and five percent (105%) of the Formula Amount and (y) the Maximum Revolving Advance Amount.

15.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances (other than Swing Loans) or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances (other than Swing Loans) hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances (other than Swing Loans) or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed (and, so long as no Event of Default has occurred and is continuing, with the prior consent of Borrower which shall not be unreasonably withheld or delayed), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Swing Loans under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances (other than Swing Loans) hereunder (each a “Purchasing Lender”) in minimum amounts of not less than $2,000,000.00, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed (and, so long as no Event of Default has occurred and is continuing, with the prior consent of Borrower which shall not be unreasonably withheld or delayed), may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Borrower hereby consents to the addition of such Purchasing CLO. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

(g) Notwithstanding anything to the contrary in this Agreement, PNC, in its capacity as a Lender hereunder, agrees that, so long as no Default or Event of Default occurred and is continuing, PNC’s Commitment Amount shall be equal to at least 51% of the Total Commitment Amount.

15.4. Application of Payments.

Subject to the Intercreditor Agreement, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5. Indemnity.

Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 15.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, then Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.

15.6. Notice.

Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)    If to Agent or PNC at:

PNC Bank, National Association

Two Tower Center Boulevard

East Brunswick, New Jersey 08816

Attention: Josephine Griffin

Telephone: (732) 220-4388

Facsimile: (732) 220-4394

PNC Bank, National Association

2100 Ross Avenue, Suite 1850

Dallas, Texas 75201

Attention: Tim Culver

Telephone: (214) 871-1215

Facsimile: (214) 871-2015

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Trina Barkley

Telephone: (412) 768-0423

Facsimile: (412) 762-8672

with an additional copy to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Attention: Michelle Suarez, Esq.

Telephone: (214) 758-1500

Facsimile: (214) 758-1550

E-mail: msuarez@pattonboggs.com

(B)  If to any Lender other than Agent, at the address specified by such other Lender to Agent and Borrower in writing.

(C)  If to Borrower:

Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

Attention: Geoffrey Miller

Telephone: (972) 421-5245

Facsimile: (972) 243-3931

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue

Suite 700

Dallas, TX 75219

Attention: Karen S. Nelson

Telephone: (214) 651-5648

Facsimile: (214) 200-0673

E-mail: karen.nelson@haynesboone.com

15.7. Survival.

The obligations of Borrower under Sections 2.2(f), 3.5, 3.6, 3.7, 4.19(h), and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8. Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, then such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9. Expenses.

All costs and expenses including reasonable attorneys’ fees and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Subordination Agreements or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, documents and instruments, whether through judicial proceedings or otherwise so long as undertaken in compliance with the Intercreditor Agreement, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, any Guarantor, the Collateral Trustee, the Indenture Trustee, any Senior Noteholder, or Stephens or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement, the Subordination Agreements and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

All costs and expenses including reasonable attorneys’ fees and disbursements incurred by any Lender (a) in connection with the enforcement of this Agreement, the Subordination Agreements or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (b) in assisting in the enforcement of and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or enforcing any of Lender’s rights hereunder, under the Subordination Agreements and under all related agreements, documents and instruments, or (c) in defending or prosecuting any actions or proceedings arising out of or relating to any Lender’s transactions with Borrower, any Guarantor, the Collateral Trustee, the Indenture Trustee, any Senior Noteholder, may be charged to Borrower’s Account and shall be part of the Obligations.

15.10. Injunctive Relief.

Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11. Consequential Damages.

Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12. Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13. Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

15.14. Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15. Confidentiality; Sharing Information.

Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such confidential information confidential in accordance with its standard policy for handling confidential information), (b) to Agent, any Lender or to any prospective Transferees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such confidential information confidential in accordance with its standard policy for handling confidential information), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16. Publicity.

Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

15.17. Certifications From Banks and Participants; USA PATRIOT Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

15.18. Amendment and Restatement.

The parties hereto acknowledge and agree that (i) this Agreement and the Other Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or repayment and reborrowing of the Advances and the other Obligations under the Original Credit Agreement or the Other Documents (as defined in the Original Credit Agreement) as in effect prior to the Closing Date and which remain outstanding as of the Closing Date, (ii) the Obligations under the Original Credit Agreement and the Other Documents (as defined in the Original Credit Agreement) are in all respects continuing (as amended and restated and converted hereby and which are in all respects hereinafter subject to the terms herein) and (iii) the Liens and security interests as granted under the Credit Agreement and the applicable Other Documents (as defined in the Original Credit Agreement) securing payment of such Obligations (as defined in the Original Credit Agreement) are in all respects continuing and in full force and effect and are reaffirmed hereby.

The parties hereto acknowledge and agree that on and after the Closing Date, (i) all references to the Credit Agreement or the Other Documents shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement or the Other Documents shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Original Credit Agreement as amended and restated hereby.

The parties hereto acknowledge and agree that this amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of this Agreement and the Other Documents remain in full force and effect unless otherwise specifically amended hereby or by any Other Documents.

15.19. Intercreditor Agreement.

Each Person that benefits from the Liens created hereunder, by accepting the benefits of the Liens provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GOODMAN NETWORKS INCORPORATED, as Borrower

By:	/s/ Geoffrey Miller
Name:	Geoffrey Miller
Title:	Chief Financial Officer

Amended & Restated Revolving Credit & Security Agreement – Goodman Networks Incorporated

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Timothy S. Culver
Name:	Timothy S. Culver
Title:	Vice-President
Commitment Amount: $50,000,000 Commitment Percentage: 100%

Amended & Restated Revolving Credit & Security Agreement – Goodman Networks Incorporated